QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.17

Agreement ref. TRM 00

SECURITY ASSIGNMENT

THIS ASSIGNMENT is made the 4th day of September 2002

BETWEEN

(1)
TRM (ATM) LIMITED of Unit 4, Brunel Centre, Newton Road, Crawley, West Sussex RH10 2US (the "Assignor"); and

(2)
NCR LIMITED of 206 Marylebone Road, London NW1 6LY ("NCR").

WHEREAS

(A)
NCR has agreed to make available the Products to the Assignor under the Agreement.

(B)
The Assignor has entered into the Merchant Contracts with the Merchants pursuant to which the Assignor has deployed the Products at the Locations for the mutual benefit of the Assignor and the Merchants.

(C)
The Assignor has undertaken to assign to NCR all of its rights, title, benefit and interest to and in the Merchant Contracts as security for the due performance by the Assignor of its obligations to NCR under the Agreement.

THEREFORE IT IS AGREED as follows:

1.    INTERPRETATION

        Words and expressions used in this Assignment (including the recitals above) will have the meanings attributed to them below.

Agreement	the rental agreement made between NCR and the Assignor, including (if applicable) any schedule or supplement thereto, a copy of which is attached as Exhibit A
Assigned Property	all of the property and rights assigned pursuant to clause 2.1
ATM	an automated teller machine
Event of Default	any event which would entitle NCR to terminate the Agreement or the Assignor's rights thereunder
Location	with respect to each ATM comprised in the Products, the Merchant's premises at which such ATM is for the time being located
Merchant	with respect to each ATM comprised in the Products, the person on whose premises such ATM is located pursuant to the relevant Merchant Contract
Merchant Contracts
the merchant contracts made between the Assignor and its customers (as listed in the Schedule) pursuant to which the ATMs comprised in the Products have been deployed at the Locations together with any merchant or similar contract in respect of any Products which may from time to time be made between the Assignor and its customer as a consequence of or following the termination of any Merchant Contract and/or the re-location of any Products
Notice	a notice of assignment, from the Assignor to a Merchant, in a form approved by NCR, of the assignment contained herein

Products	the equipment (comprising ATMs) which is the subject of the Agreement and references to Products shall mean, as the context allows or requires, any individual ATM comprised therein

2.    ASSIGNMENT

  2.1
  In consideration of and as an inducement to NCR entering into the Agreement, the Assignor, with full title guarantee, for the purpose of securing the performance of the Assignor's obligations under the Agreement, hereby assigns and agrees to assign absolutely to NCR all of the Assignor's right, title, benefit and interest to and in the Merchant Contracts including, without prejudice to the generality of the foregoing:

2.1.1	with respect to each Merchant Contract, the right to locate ATM(s) at the Location pursuant to such Merchant Contract;
2.1.2
all monies which are now or at any time hereafter may become due or owing to the Assignor or recoverable by the Assignor (from the Merchant or otherwise) under or arising out of each Merchant Contract or the deployment, use or operation of ATMs at the Location pursuant to such Merchant Contract; and
2.1.3	all claims for damages in respect of breach of any Merchant Contract.
  2.2
  Subject to the Assignor having duly discharged or performed all of its liabilities and obligations under the Agreement, NCR shall at the request and cost of the Assignor reassign and/or re-grant to the Assignor all of the right, title, benefit and interest to and in the Merchant Contracts assigned to NCR by virtue of clause 2.1.

  2.3
  The Assignor shall remain fully liable to NCR under the Agreement notwithstanding that this Assignment has been made.

  2.4
  For the avoidance of doubt, the stock of banknotes which is at any time held in any ATM does not constitute part of the Assigned Property and is expressly excluded from the security interest hereby granted.

3.    ASSIGNOR'S COVENANTS

        The Assignor hereby covenants with NCR as follows:

  3.1
  upon execution of this Assignment, the Assignor shall forthwith deliver a copy of each Merchant Contract to NCR and, in the event that any ATM comprised in the Products is re-located to a different Location, shall promptly notify NCR of the new Location and (if not already delivered) deliver to NCR a copy of the relevant Merchant Contract;

  3.2
  if an Event of Default occurs, the Assignor shall procure that all monies assigned or arising from or in connection with any of the rights, title, benefit and interest of the Assignor under each Merchant Contract shall be promptly paid to NCR or as NCR may direct from time to time and until so paid shall be held in trust for NCR's benefit. NCR shall have the right to audit the Assignor's records from time to time upon request;

  3.3
  the Assignor will do each and every act or thing which NCR may from time to time require to be done for the purpose of enforcing NCR's rights under each Merchant Contract and this Assignment;

  3.4
  except in the ordinary course of its business, the Assignor will not agree or purport to agree any variation to any of the provisions of any Merchant Contract which would have the effect of reducing, or delaying the time for performance of, the Lessee's obligations thereunder;

  3.5
  the Assignor will perform its obligations under each Merchant Contract and shall use its best endeavours to procure that each Merchant shall perform its obligations under the relevant Merchant Contract and NCR shall be under no obligation of any kind whatsoever thereunder or be under any liability whatsoever in the event of any failure of the Assignor to perform its obligations thereunder;

  3.6
  the Assignor will immediately upon execution of this Assignment prepare, execute and deliver to NCR in respect of each Merchant Contract an undated Notice and undertakes to prepare, execute and deliver to NCR an undated Notice promptly on each occasion that any Products become subject to a Merchant Contract in respect of which a Notice has not previously been delivered to NCR. Such Notices may be delivered by NCR to the Merchants at any time after an Event of Default occurs; and

  3.7
  the Assignor shall provide to NCR, on the date hereof and thereafter at intervals not exceeding one calendar quarter, the following particulars and information with respect to each ATM comprised in the Products:

  •
  ATM serial number

  •
  full name of the relevant Merchant

  •
  Merchant's address (and the Location, if different)

  •
  a copy of the relevant Merchant Contract (if not previously supplied pursuant to this clause 3.7 or clause 3.1)

  •
  the number of Cash Machine Transactions (as defined in the Merchant Contract) carried out during the preceding period with comparisons against previous periods

  •
  revenue received by TRM from Cash Machine Transactions during the preceding period with comparisons against previous periods

  •
  fees paid to the relevant Merchant with comparisons against previous periods

4.    ASSIGNOR'S WARRANTIES

        The Assignor hereby represents and warrants to NCR that:

  4.1
  prior to the execution of this Assignment, the benefit of any Merchant Contract has not been assigned or charged to any person and no lien or other encumbrance has arisen thereon;

  4.2
  it has not done or omitted to do any act or thing which has prejudiced or may in any way prejudice its rights under any Merchant Contract or NCR's rights hereunder;

  4.3
  each Merchant Contract is in full force and effect and neither the Assignor nor the Merchant is in default thereunder and no event has occurred which, with the giving of notice and/or the lapse of time, would constitute a breach thereof;

  4.4
  it has full power and authority to execute this Assignment and perform its obligations hereunder.

5.    ADMINISTRATIVE PROVISIONS

  5.1
  Notwithstanding the assignment herein contained:

5.1.1	NCR shall not be obliged to make any enquiry as to the nature or sufficiency of any payment made under any Merchant Contract or make any claim or take any other action to collect any monies or to enforce any rights and benefits hereby assigned to NCR or to which NCR may at any time be entitled hereunder;
5.1.2
in the event of any circumstances whereby further performance of any Merchant Contract becomes impossible or unlawful or is otherwise frustrated, no monies paid to NCR under this Assignment shall be recoverable and NCR shall have the right to take such actions as it considers necessary against the Merchant to recover any monies payable to or on account of the Assignor under any Merchant Contract.

  5.2
  Upon the occurrence of an Event of Default, NCR shall be entitled, without notice or further demand, immediately to put into force and exercise all the rights, powers and remedies possessed by it according to law as assignee of the Assigned Property and in any event shall have the right:

5.2.1	to collect, recover, compromise and give a good discharge for any and all monies and claims for monies for the time being comprised in the Assigned Property; and
5.2.2	to exercise in relation to the Assigned Property all such rights as the Assignor then might exercise in relation to the Assigned Property.

NCR will apply any or all of the Assigned Property in or towards discharge of the Assignor's obligations under the Agreement. Nothing that may be done by or on behalf of NCR shall render it liable to account as mortgagee in possession for any sums other than actual receipts.

6.    GENERAL PROVISIONS

  6.1
  The restrictions contained in sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Assignment.

  6.2
  If any term or provision of this Assignment shall to any extent be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms or provisions (and any other application of the said terms or provisions) shall not in any way be affected or impaired thereby.

  6.3
  The rights, powers and remedies provided in this Assignment are cumulative and are not exclusive of any rights powers or remedies provided by law. No failure or delay on the part of NCR in exercising any right, power or remedy hereunder or under the general law shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise of such right, power or remedy.

  6.4
  The Assignor irrevocably appoints NCR its attorney, with effect from the occurrence of an Event of Default, to do all such acts and execute all such documents which the Assignor itself could do or execute, in relation to the Assigned Property or in connection with this Assignment or the Merchant Contracts.

  6.5
  The Assignor may not, without NCRs prior written consent, assign, transfer or otherwise dispose of any of its rights or interest arising in connection with this Assignment or any Merchant Contract.

  6.6
  Any notice to be given under this Assignment shall be validly served if sent by hand or by first class post or by facsimile to the relevant party at the address given above or at its last known place of business. Notice shall be deemed to be served, in the case of notice sent by first class post, 48 hours after posting or, in the case of notice delivered by hand or sent by facsimile, on the day of delivery or transmission.

  6.7
  This Assignment is governed by and shall be construed in accordance with the law of England.

EXECUTED AS A DEED by	)	/s/ P. A. Townsley	Director
TRM (ATM) LIMITED	)
acting by and through	)
its duly appointed officers	)	/s/ Jonathan Lass	Secretary
SIGNED by	)	/s/ Roger Bracken
For and on behalf of	)	VP, NCR FSD
NCR LIMITED	)	UK, IRELAND

SCHEDULE

Name of Merchant	Address	ATM serial number	ATM location

QuickLinks

  Exhibit 10.17
SECURITY ASSIGNMENT
SCHEDULE